- -----------------------------------------------------------------


                             PAYCO AMERICAN CORPORATION
                        THE RECEIVABLE MANAGEMENT COMPANY

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                May 2, 1995

     The Annual Meeting of the Shareholders of Payco American Corporation will be held on Tuesday, May 2, 1995, at 3:00 p.m. at 180 North Executive Drive, Brookfield, Wisconsin 53005, for the following purposes:

   1. To elect four directors to serve for the terms as described in the attached Proxy Statement.

   2. To consider and act upon the ratification of the selection of Arthur Andersen LLP, certified public accountants, as auditors for the Company for the fiscal year ending December 31, 1995.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 10, 1995, are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

                             By Order of the Board of Directors

                             SUSAN MATHISON, Secretary

Brookfield, Wisconsin
March 31, 1995

               IF YOU CANNOT ATTEND THIS MEETING,
              PLEASE SIGN AND RETURN THE ENCLOSED
                PROXY IN THE ENVELOPE PROVIDED.
- -----------------------------------------------------------------------------

- ----------------------------------------------------------------------------

                          PROXY STATEMENT

                 FOR ANNUAL MEETING OF SHAREHOLDERS


                    TO BE HELD ON MAY 2,1995

     This Proxy Statement is furnished in connection with a solicitation of proxies made by and on behalf of the Board of Directors of Payco
American Corporation, a Wisconsin corporation (the "Company") to be used at the annual meeting of the shareholders to be held at its headquarters located at 180 North Executive Drive, Brookfield, Wisconsin 53005 (Tel. No. 414/784-
9035), on Tuesday, May 2, 1995, at 3:00 P.M. for the purposes set forth in the accompanying notice of said meeting. The solicitation is made to shareholders of the Company as of March 10, 1995, the record date for the meeting, primarily by this statement with its enclosures which is first being mailed to shareholders on approximately March 31, 1995. If it is necessary to assure adequate attendance at said meeting, the Board of Directors shall, if it deems advisable, make a further solicitation by mail, telephone, telegraph and/or personal interview for proxies. Such solicitation will be made by the officers of the Company as part of their regular corporate duties, without additional compensation, and will be limited in extent. The total expense will be borne by the Company.
     Shareholders are asked to fill in, sign and return the enclosed proxy. The proxy may be revoked at any time before it is voted, provided, that the Secretary of the Company receives written notice of such revocation or such revocation is made in open meeting prior to the time the proxy is voted.
     As of March 10, 1995, the record date for the meeting, 10,133,478 shares of the common stock of the Company were outstanding. A Schedule 13G showing beneficial ownership at December 31, 1994 of 1,259,100 shares of the Company's common stock or approximately 12.4% of the outstanding shares as of such date, has been filed with the Securities and Exchange Commission by J.P. Morgan & Co. This Schedule 13G discloses that J.P. Morgan & Co., has sole voting power with respect to 1,003,800 shares and sole dispositive power with respect to 1,259,100 shares, and further discloses that such shares are held for the benefit of accounts, virtually all of which involve outside persons who have the right to receive or direct the receipt of dividends from or the proceeds from the sale of, the Company's common stock in such accounts, but that no such persons' rights relate to more than 5% of the class.
     A Schedule 13G showing beneficial ownership, including sole voting and sole dispositive power, at December 31, 1994, of 957,000 shares of the Compan-y's common stock or approximately 9.4% of the outstanding shares as of such date, has been filed with the Securities and Exchange Commission by the State of Wisconsin Investment Board.
     A Schedule 13G showing beneficial ownership at December 31, 1994, of 685,500 shares of the Company's common stock or approximately 6.8% of the outstanding shares has been filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc. This Schedule 13G discloses that these securities are owned by various individual and institutional investors which

T. Rowe Price Associates, Inc. serves as investment adviser and that T. Rowe Price Associates, Inc. has neither sole nor shared voting power as to any of the shares and sole dispositive power as to all of the 685,500 shares. In such Schedule 13G, T. Rowe Price Associates, Inc. declares that such filing shall not be construed as an admission that it is the beneficial owner of such securities and expressly denies that it is the beneficial owner thereof.
     The only other person known to the Company to beneficially own as much as 5% of the Company's issued and outstanding shares is Dennis G. Punches, the Company's Chairman of the Board who beneficially owned 1,617,280 shares as of December 31, 1994 or 16.0% of the outstanding shares.



                         ELECTION OF DIRECTORS
     The Board of Directors is presently comprised of twelve director positions divided into three classes, each of which serve for staggered three year terms. The terms of four current directors, James R. Bohmann, William A.Inglehart, Dennis G. Punches and Dennis Shea, expire at the upcoming annual meeting and these four directors are being nominated by the Board of Directors for re-election for three year terms expiring at the annual meeting in 1998. All of these nominees were elected as directors by the shareholders at a prior annual meeting of the shareholders.
     While it reserves the right to do so in its discretion, the Board of Directors has no plans to exercise its authority to further increase its number and to fill the vacancies thus created. In no event, may the persons named in the enclosed proxy vote the proxy for more than four members of the Board.

NOMINEES FOR ELECTION
- ---------------------
     The persons named in the accompanying proxy intend to vote for the election of the nominees named below as directors of the Company, namely, James R. Bohmann, William A. Inglehart, Dennis G. Punches and Dennis Shea.
All are current directors of the Company whose terms expire at this annual meeting. All four of the nominees have indicated they are willing and able to serve as directors if elected. In the event a nominee withdraws his name, which is not anticipated, the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The following table provides information regarding the nominees for election as directors and the table immediately thereafter provides the same information as to the incumbent directors whose terms of office continue beyond the 1995 annual meeting.

                 NOMINEES FOR NEW TERMS AS DIRECTORS

Class I - To serve until the Annual Meeting of Shareholders in
1998 and until their successors are elected.
                         PRINCIPAL               NOMINEE HAS SERVED
NAME                     OCCUPATION        AGE   AS DIRECTOR SINCE
- ----                     ----------        ---  ------------------
James R. Bohmann         Senior Vice       48    May, 1991
                         President -
                         Corporate
                         Development and
                         Treasurer of the
                         Company

William A. Inglehart     Advisor to        63    October, 1988
                         the Company

Dennis G. Punches(1)     Chairman of the   59    August, 1969
                         Board of the
                         Company

Dennis Shea              Managing          56    January, 1992
                         Associate
                         Auriemma
                         Consulting Group

_______
(1)  Mr. Punches also serves as director of Analysis & Technology, Inc.

                   DIRECTORS WHOSE TERMS CONTINUE
                    BEYOND THE ANNUAL MEETING

Class III - To serve until the Annual Meeting of Shareholders in 1996 and until their successors are elected.
                        PRINCIPAL                NOMINEE HAS SERVED
NAME                    OCCUPATION          AGE  AS DIRECTOR SINCE
- ----                    ----------          --- ------------------
Patrick E. Carroll      Senior Vice         52   May, 1991
                        President of
                        Sales of the
                        Company

Raymond J. Larkin(1)    Consultant          68   June, 1992

Richard G. Miles        Retired             72   May, 1988

Neal R. Sparby          President and       58   May, 1979
                        Chief Executive
                        Officer of the
                        Company

Class II - To serve until the Annual Meeting of Shareholders in 1997 and until their successors are elected.

                         PRINCIPAL               NOMINEE HAS SERVED
NAME                     OCCUPATION        AGE   AS DIRECTOR SINCE
- ----                     ----------        ---  ------------------
Bo S. Goranson           Chairman-Intrum   57    May, 1994
                         Justitia NV
William W. Kagel         Senior Vice       58    August, 1969
                         President-
                         Production of
                         the Company

Alvin W. Keeley          Senior Vice       57    May, 1979
                         President-
                         Marketing
                          of the Company

David S. Patterson       Executive Vice    54    May, 1991
                         President and
                         Chief Operating
                         Officer of the
                         Company

_______
(1)  Mr. Larkin also serves as director of CytoRad Corporation.

     Mr. Bohmann has been an employee of the Company for more than the past five years. He has served as Senior Vice President-Corporate Development since January 1, 1993 with responsibility for internal development of new services as well as acquisitions. He served as Senior Vice President -Finance and Treasurer from May, 1991 through December, 1992, Vice President-Finance and Treasurer from May 1988 to May 1991 and as Controller for more than five years prior thereto. Mr. Bohmann continues to serve as Treasurer of the Company.
     Mr. Inglehart served as President and Chief Executive Officer of the Company from January 8, 1990 until his resignation as an executive officer of the Company effective October 21, 1991 and as Co-Chairman of the Board from October 25, 1988 until January 8, 1990. For more than five years prior to joining the Company in October 1988, Mr. Inglehart was President and Chief Operating Officer of GC Services Corp., headquartered in Houston, Texas, which is engaged in the collection business. Mr. Inglehart remains an employee with general administrative and advisor duties.
     Mr. Punches served as President and Chief Executive Officer of the Company since its incorporation in 1969 until January 8, 1990. He served as Chairman of the Board from May 3, 1988 until October 25, 1988, and as Co-Chairman of the Board from October 25, 1988 until January 8, 1990. He was reelected to the position of Chairman of the Board on January 8, 1990 and continues to serve in such position.
      Since January 1, 1994, Mr. Shea has served as Managing Associate with Auriemma Consulting Group, Westbury, NY, which specializes in consulting to the credit industry. From May 1, 1993 through December 31, 1993, Mr. Shea was employed by the Company in the capacity of a Consultant. From July, 1990 to November, 1993, Mr. Shea was Senior Vice President & Chief Financial Officer of Plymouth Lamston Stores Corporation in Saddlebrook, New Jersey. From December, 1971 through June, 1990, Mr. Shea was with Federated Department Stores, Inc. in various capacities including Senior Vice President of the Northeast Region, Senior Vice President & Chief Financial Officer of Bloomingdale's and Abraham & Straus, Vice President & Controller of Abraham & Straus and Operating Vice President, Credit Operations of Abraham & Straus.
     Mr. Carroll has been an employee of the Company for more than the past five years, serving as Senior Vice President of Sales since January 1, 1993, as Senior Vice President-Marketing from May, 1991 through December, 1992,
Vice President of Marketing from January 1989 to May 1991, and for more than five years prior thereto as a Regional Vice President-Marketing.
     Mr. Larkin is presently a consultant with American Express Co. and R. &
J. S. Larkin Consultants. From 1966 to 1991, Mr. Larkin held various senior management positions with American Express, including Executive Vice President of Travel Related Services Co., Senior Vice President-Operations, Senior
Vice President-U.S. Sales, Senior Vice President-U.S. Canada Card Division and Executive Vice President-Risk Control and Quality Assurance.
     Mr. Miles was a Vice President and Account Officer at First Fidelity Bank, Newark, New Jersey from 1981 until 1988. For four years prior to 1981 he was Vice President-Credit Operations at Macy's Department Store in New
York City.

     Mr. Sparby has been a full-time employee of the Company for more than the past five years serving as President and Chief Executive Officer since October 21, 1991, as Executive Vice President, Secretary and Chief Operating Officer since January 1, 1988, as Secretary since August 1, 1987 and prior thereto as Senior Vice President-Operations in charge of staff operations.
     Mr. Goranson has served as either Chairman of the Board or Chief Executive Officer of Intrum Justitia NV or its affiliates for more than the past five years. Intrum Justitia NV is an accounts receivable management company headquartered in the Netherlands which does business in Europe through its affiliates.
     Mr. Kagel has, for more than the past five years, been a full-time employee of the Company serving as Senior Vice President-Production, responsible for all production activities.
     Mr. Keeley has, for more than the past five years, been a full-time employee of the Company, serving as Senior Vice President-Marketing with general marketing responsibility until December 31, 1992 and since such date with responsibility for marketing and operations of the Company's Medicaid billing and Student Loan billing services as well as marketing the Company's services to the government sector.
     Mr. Patterson served as an Executive and Senior Vice President of First Bank, N.A. for more than five years prior to his resignation in January 1991. Mr. Patterson joined the Company as a full-time employee and Senior Vice President effective April 1, 1991, with general administrative duties, and held such position until October 21, 1991 when he became Executive Vice President and Chief Operating Officer.

BOARD MEETINGS AND COMMITTEES
- -----------------------------
    The Directors of the Company are provided with written reports containing detailed financial and operating information on a monthly basis and converse frequently regarding the business and affairs of the Company. The Board of Directors takes most required action by written consent resolution rather than at formal meetings. The Directors had two formal meetings during the past fiscal year. All of the Directors were present at these meetings.
     The Board of Directors has established an audit committee which is responsible for approving the services performed by the Company's independent public accountants and reviewing and evaluating the Company's accounting principles, reporting practices and systems of internal controls. The current members of the committee are Messrs. Miles and Shea. The committee held two formal meetings during the past year. All members were present at both meetings.
     The Board of Directors also has a Compensation and Stock Option Committee. The members for 1994 were Messrs. Miles (Chairman) and Larkin. This committee, which had two formal meetings during 1994, has the responsibility for determining compensation of executive officers of the Company and for administering the Company's 1988 Stock Option Plan and 1992 Stock Option Plan. Both members were present at each meeting.
     The Board of Directors does not have a nominating committee.

SECURITIES OWNERSHIP OF MANAGEMENT
- ----------------------------------
     The following table sets forth the beneficial ownership of the Company's common stock as of March 10, 1995 by each nominee and director, and by all directors and officers as a group:

                              NUMBER OF SHARES          PERCENT OF
   NAME                       OWNED (1)(2)                CLASS
- ------------                 ----------------          ----------
James R. Bohmann                  69,471(3)                (4)
Patrick E. Carroll                77,890(3)                (4)
Bo S. Goranson                       --                    --
William A. Inglehart              15,624                   (4)
William W. Kagel                  167,239(3)              1.6%
Alvin W. Keeley                   145,869(3)              1.4%
Raymond J. Larkin                     600                  (4)
Richard G. Miles                     --                    --
David S. Patterson                 35,583(3)               (4)
Dennis G. Punches               1,616,780                16.0%
Dennis Shea                           100                  (4)
Neal R. Sparby                    125,116(3)              1.2%
Directors and executive
   officers as a group          2,343,432(3)(5)          22.4%

____________
(1) Includes shares, if any, owned by spouse and minor children of each director and officer. As to all material amounts of shares listed, the indicated person possesses the sole voting and investment power unless otherwise noted.

(2) Includes shares allocated to the account of each director and officer in the Payco American Retirement Plan and Trust.

(3) Includes the following numbers of shares of common stock which such individual or group has the right to acquire within 60 days of March 10, 1995 through the exercise of stock options: Mr. Bohmann - 34,225 shares; Mr.Carroll - 49,404 shares; Mr. Kagel - 53,146 shares; Mr. Keeley - 53,146 shares; Mr. Patterson - 35,000 shares; and Mr. Sparby - 39,377 shares;
and all directors and executive officers as a group 336,277 shares. For purposes of calculating the percentage of outstanding shares beneficially owned by such individual or group, the shares which such individual or group had the right to acquire within such period through the exercise of stock options are deemed to be outstanding.

(4)   Less than 1%.

(5) Does not include 88,187 shares owned by the Payco American Retirement Plan and Trust and not allocated to the individual accounts of executive officers or directors. If participants do not direct voting of shares allocated to their accounts, the Trustee, who is selected by the Company, may vote the shares as directed by the Company.

     Mr. Punches may be deemed to be a "control" person of the Company based on the number of shares of its common stock which he owns.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
- -------------------------------------------------
     The following table sets forth the beneficial ownership of the Company's common stock as of December 31, 1994, by those persons known to the Company to own more than 5% of the Company's common stock. As of December 31, 1994, there were 10,128,503 shares of the common stock of the Company outstanding.

NAME AND ADDRESS        AMOUNT AND NATURE        PERCENT OF
OF BENEFICIAL OWNER    OF BENEFICIAL OWNERSHIP      CLASS
- ------------------    -----------------------    ----------
Dennis G. Punches             1,617,280 shares       16.0%
180 N. Executive Dr.
Brookfield, WI  53005

J.P. Morgan & Co.             1,259,100 shares       12.4%
60 Wall Street
New York, NY 10260

State of Wisconsin              957,000 shares        9.4%
 Investment Board
P.O. Box 7842
Madison, WI 53707

T. Rowe Price Associates, Inc.  685,500 shares(1)     6.8%(1)
100 E. Pratt Street
Baltimore, MD  21202

_______________
(1)  Beneficial ownership expressly denied.
- ---------------------------------------------------------------

EXECUTIVE COMPENSATION
- ----------------------
     The following Summary Compensation Table sets forth as to the Company's Chief Executive Officer and four most highly compensated executive officers, in addition to the Chief Executive Officer, all compensation awarded to, earned by, or paid to said individuals (the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for 1992, 1993 and 1994, except as may otherwise be specifically noted.

                                        SUMMARY COMPENSATION TABLE
- ------------------------------------------------------------------------------------------------
                                                                        Long-Term
                                        Annual Compensation           Compensation
                              -----------------------------------     ------------
                                                         Other           Stock       All Other
                                                         Annual          Option       Comp-
Name and Principal          Year      Salary     Bonus Compensation(1)   Awards(2)   sation(3)
Position                                ($)        ($)       ($)           (#)          ($)
- ------------------------------------------------------------------------------------------------
Neal R. Sparby,             1994    $168,000    $78,413        -            -           $1,795
President and Chief         1993     168,000     87,125        -            -            1,878
Executive Officer           1992     168,000     41,000        -        45,000           1,221

Dennis G. Punches,          1994     180,000    105,525        -            -            1,694
Chairman of the Board       1993     180,000    117,250        -            -            2,096
                            1992     180,000     50,000        -            -            1,221

David S. Patterson,         1994     144,000     63,900        -            -            1,795
Executive Vice President    1993     144,000     71,000        -            -            1,878
and Chief Operating Officer 1992     144,000     56,000        -        45,000             357

William W. Kagel,           1994     144,000     80,370        -            -            1,795
Senior Vice President-      1993     144,000     89,300        -            -            1,815
Production                  1992     144,000     59,000        -        36,000           1,132

Alvin W. Keeley             1994     144,000     67,455        -            -            1,799
Senior Vice President-      1993     144,000     74,950        -            -            1,773
Marketing                   1992     144,000     55,000        -        36,000           1,108
- -----

    (1)  Does not include the value of perquisites or other personal benefits consisting of personal use of automobiles and club dues not exceeding, with respect to each of the Named Executive Officers, the lesser of $50,000 or ten percent of his total annual salary and bonus.

    (2)  The Company's stock option plans do permit the grant of stock appreciation rights but none were granted.

    (3)  Represents amounts allocated to the accounts of the Named Executive
         Officers under the Company's Profit sharing/401K Savings and Employee Stock
         Ownership Plans.  For 1994, 1993 and 1992 the percentage of each stated amount allocated under the Profit Sharing Plan was 100%, 100%, and 55.6%, respec-
         tively, with the balance representing amounts allocated under the Company's
         Employee Stock Ownership Plans.
- --------------------------------------------------------------------------------

STOCK OPTIONS
- -------------
     No stock options were granted to the Named Executive Officers during 1994 and no stock appreciation rights have been granted since the inception of the Company's stock option plans. The following table sets forth information regarding all stock options exercised during 1994 or held at December 31, 1994 by the Named Executive Officers.


                                   AGGREGATED OPTION EXERCISES IN 1994
                                     AND 1994 YEAR END OPTION VALUES
- ------------------------------------------------------------------------------------------------------
                                                                                    VALUE OF
                                                                                   UNEXERCISED
                                                        NUMBER OF                  IN-THE-MONEY
                                                        UNEXERCISED                  OPTIONS
                                                        OPTIONS                AT DECEMBER 31, 1994
                       SHARES         VALUE             (#)                         ($)
                       ACQUIRED ON    REALIZED  --------------------------- ---------------------------
NAME                   EXERCISE(#)      ($)     EXCERCISABLE  UNEXERCISABLE  EXCERCISABLE UNEXERCISABLE
- ------------------------------------------------------------------------------------------------------
    Neal R. Sparby           -             -     34,377       15,000         $10,395         -
    Dennis G. Punches        -             -          -          -              -            -
    David S. Patterson       -             -     30,000       15,000            -            -
    William W. Kagel        30,000      71,250   49,146       12,000          59,722         -
    Alvin W. Keeley         30,000     148,125   49,146       12,000          59,722         -



     The Company has in effect a Common Share Equivalent Plan pursuant to which awards are made to certain key employees of the Company. Under the Plan certain management employees were granted, at the discretion of the Board of Directors, Units that are valued at the market price of the Company's common stock. In consideration of the participants agreeing to cap the value of the Units awarded to them under the Plan from $12.625 to $7.50, on May 20, 1993 the Compensation Committee repriced options held by the participants for the equivalent number of shares of common stock from an exercise price of $12.625 to a new exercise price of $7.50. While executive officers of the Company are not eligible for awards under the Common Share Equivalent Plan, several executive officers of the Company are participants under the Plan based on awards of Units made to them prior to becoming executive officers. These executive officers participated in the May 20, 1993 agreement to cap the value of their Units under the Plan and, thus, received on such date an offsetting benefit of having stock options for an equivalent number of shares repriced as described above. The following table sets forth information regarding repricing of options held by executive officers during the past ten years.

                                        TEN-YEAR OPTION/SAR REPRICING
- -----------------------------------------------------------------------------------------------------
                                      Number of                                          Length of
                                      Securities   Market Price   Exercise               Original
                                      Underlying   of Stock at   Price at Time          Option Term
                                      Options/       Time of     of Repricing     New    Remaining
                                      SARS         Repricing or       or       Exercise  at Date of
                                      Repriced or    Amendment    Amendment      Price   Repricing or
                        Date          Amended(#)       ($)           ($)          ($)     Amendment
- -----------------------------------------------------------------------------------------------------
James R. Bohmann       May 20,1993   4,960        $7.50          $12.625        $7.50    9 years
Senior Vice President
Corporate Development
and Treasurer

Susan Mathison         May 20,1993   1,320         7.50           12.625         7.50     9 years
VicePresident-
Administration and
Corporate Secretary

Philip C. Colin        May 20,1993   9,090         7.50           12.625         7.50    9 years
Vice President-
Information Services

John P. Stetzenbach    May 20,1993   5,112         7.50            12.625        7.50    9 years
Vice President-
Finance and
Controller

Patrick E. Carroll     May 20,1993   6,960         7.50            12.625        7.50    9 years
Senior Vice President-
Sales

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
- -----------------------------------------------------------
The members of the Compensation Committee of the Board of Directors during 1994 were Messrs. Richard G. Miles and Raymond J. Larkin, while both are non-employee members of the Board of Directors, Mr. Larkin became a paid consultant to the Company commencing October 1, 1994. Mr. Larkin was replaced as a member of the Compensation Committee by Mr. Bo S. Goranson effective January 1, 1995. Mr. Goranson is Chairman of Intrum Justitia, N.V. Mr. Dennis Punches, Chairman of the Board of the Company, serves as a director of Intrum Justitia, N.V. The remuneration of executive officers of Intrum Justitia, N.V. is determined by a remuneration committee of its directors, of which Mr. Punches is not a member.

(IN ITALICS) Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 17 shall not be incorporated by reference into any such filing.
(END ITALICS)

BOARD COMPENSATION COMMITTEE REPORT
- -----------------------------------
     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.
     Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs. These are designed to enhance the long-term profitability of the Company, and thus shareholders' value by aligning the financial interests of the Company's Named Executive Officers with those of the shareholders. As part of these policies, annual base salaries are fixed below competitive levels as compared to other large publicly held receivable management companies, including FCA International Ltd., so that the Company relies to a large degree on annual cash bonuses to motivate the Named Executive Officers to achieve annual corporate and individual goals. Longer term incentive compensation, in the form of stock options, helps to attract and retain corporate officers of outstanding abilities and to encourage them to perform over time to the full extent oftheir capabilities. In evaluating the performance and determining the incentive compensation of the Chief Executive Officer and the other Named Executive Officers, the Committee has taken particular note of the success of management in maintaining long-term profitability by recording 91 consecutive profitable quarters. In addition, the Company in recent years has successfully added new product lines to enhance revenue growth. The Committee has taken into account the ability of management in a highly competitive environment to increase or maintain market share of its key clients as well as many other clients through better customer service, improved results, and an ongoing commitment to enhance the relationships with the Company's clients and customers.

       In its review of management performance and compensation, the Committee has also taken into account the firm commitment of management to the long-term profitability of the Company through its successful acquisition program. On February 1, 1994 the Company purchased certain assets of Indiana Mutual Credit Association, Inc. (IMC), a firm serving primarily the medical market with revenues of approximately $3 million. Discussions initiated in 1994 also resulted in two acquisitions in early 1995. Acquisition activities continue with prospects being reviewed on a regular basis. Finally, the Committee recognizes the efforts of the Named Executive Officers in establishing, communicating and implementing corporate strategies which should improve profits and enhance shareholder value as well as developing the Company's Vision and Values Statement.
       The Committee believes that the Named Executive Officers are dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the Committee has implemented and administered have contributed to achieving this management focus.
       Compensation for 1994 for each of the Named Executive Officers, consisted of a base salary and annual cash bonus. The base salaries were fixed at levels below the competitive amounts paid to other senior officers with comparable qualifications, experience and responsibilities at other large companies engaged in the same or similar businesses as the Company.
      In addition to the base salary, the Committee established the total compensation for 1994 (salary and annual bonus) of each of the Named Executive Officers which could be paid assuming certain financial and other objectives were achieved.
       After the end of the 1994 fiscal year and completion of the audit of the Company's financial statements, the Committee determined the amount to be added to each of the Named Executive Officers compensation package in the form of a cash bonus. The cash bonus is comprised of a deferred portion which is paid (except in highly adverse and unusual circumstances) and a performance portion which is paid based upon an evaluation of annual corporate and personal performance.
       A review of the Summary Compensation Table indicates a decrease of 10% from 1993 bonus levels for all the Named Executive Officers. The following factors were subjectively weighed by members of the Committee when determining the performance portion of said bonus amounts.
     -  Overall corporate profitability
     -  Revenue compared to prior year
     -  Corporate strategies success
     -  Increased market share
     -  1994 acquisition program

     In determining the annual cash bonus for the Chief Executive Officer for 1994 the Committee used the same evaluation factors listed above to arrive at a 10% reduction in the performance portion of said bonus amount.

                              RESPECTFULLY SUBMITTED,


                              COMPENSATION COMMITTEE
                              Richard G. Miles (Committee Chair)
                              Bo S. Goranson

PERFORMANCE GRAPH
- -----------------
     The following line graph shows the cumulative total return for the five year period ended December 31, 1994 of an investment in the Company's common stock, the Standard & Poor's 500 Stock Index and an investment in the common stock of FCA International Ltd., a Canadian company listed on the Toronto Stock Exchange. The Company has chosen FCA International Ltd. alone as a peer comparison because in the Company's opinion, it is the only other public company which is substantially similar to the Company in size and nature of its operations. Total return is computed in each case, where applicable, on a dividend reinvested basis and assumes a common starting point of 100. With respect to FCA International Ltd., its price and dividend were converted to United States dollars at the exchange rate in effect on the relevant dates.

The Performance Graph plotting points are herewith presented in table form for purposes of electronic submission.


               TOTAL STOCKHOLDERS' RETURN
                 Reinvested Dividends
             December 1989 to December 1994

                          PAYCO          FCA
 Measurement Period      AMERICAN    INTERNATIONAL    S & P 500
(Fiscal Year Covered)   CORPORATION      LTD.          COMP-LTD
- ---------------------   -----------  -------------    ----------
Measurement Pt-12/31/89 $100         $100             $100

FYE 12/31/90            $111.83      $ 72.92          $ 96.89
FYE 12/31/91            $109.68      $ 54.01          $126.42
FYE 12/31/92            $ 91.40      $ 27.01          $136.05
FYE 12/31/93            $ 90.32      $ 35.29          $149.76
FYE 12/31/94            $ 59.14      $ 39.28          $151.74

DIRECTOR COMPENSATION
- ---------------------
    Directors who are employees of the Company receive no fees for such service other than their regular compensation. Directors who are not employees are paid a fixed fee for their Board and Committee participation which for 1994 and 1995 does not exceed $10,000 for any director. In addition to his fees as a director, Mr. Larkin was paid $15,000 in consulting fees for 1994. Mr. Larkin has been engaged as a special consultant to the Company management for 1995 and will receive fees of $60,000 which includes his fee fee for services as a director.

CERTAIN TRANSACTIONS
- --------------------
     In March 1980, the Company moved its headquarters to a new, three-story office building in Brookfield, Wisconsin, which was constructed to the Company's specifications. The Company's lease, as amended, is for a period of 20 years commencing April 1, 1980. The Company occupies the entire 66,000 square feet of the Brookfield building, except for 5,300 square feet which are sublet. The rental for the entire building was $709,791 for 1994. The monthly rental of $59,862 is subject to an annual cost of living increase, not to exceed 5%.
      On June 1, 1987, the Company moved its Dublin, Ohio operations to a two-story building constructed to the Company's specifications. The lease is for a term of 20 years commencing on June 1, 1987. The Company occupies the entire 43,000 square feet of the new Dublin, Ohio building. The rental for the entire building for 1994 was $581,363. The monthly rental of $48,900 is subject to a cost of living increase not to exceed 5%.
     On August 5, 1983 the Company entered into a lease agreement for a one-story building located in New Berlin, Wisconsin designed to house its data processing operations. In 1987 the Company signed an agreement with the lessor requiring the lessor to provide a 17,500 square foot addition to the New Berlin building to support the growth of its data processing operation. The Company's lease for the building, including the addition, is for a term of 20 years terminable by the Company on April 30, 2004, upon payment of a termination fee equal to one year's rent. The Company occupies the entire 36,722 square foot building. The annual rental for the entire building for 1994 was $272,455. The monthly rental of $22,921 is subject to an annual cost of living increase not to exceed 5% after the third year.
     In February, 1985, the Company moved its Los Angeles, California operations to a new two-story building in Westlake, California, which was constructed to the Company's specifications. The Company leased the building for a period of 20 years commencing March 1, 1985. The Company occupies the entire Westlake, California building. The rental for the entire building, approximately 19,376 square feet, was $270,038 for 1994. The monthly rental of $22,641 is subject to annual cost of living adjustments not to exceed 5% of the prior year's rent.

     On November 1, 1987, the Company moved its Oakland, California operations to a new two-story building in Pleasanton, California which was constructed to the Company's specifications. The Company has signed a lease on this building for a term of 20 years commencing on November 1, 1987. The Company occupies the entire building, approximately 19,400 square feet. The total annual rent in 1994 was $343,440. The monthly rent of $29,025 is subject to annual cost of living adjustments not to exceed 5%.
     The owner and lessor of the buildings in Brookfield, Wisconsin; Dublin, Ohio; New Berlin, Wisconsin; Westlake, California; and Pleasanton, California are Brookfield Investment Company, Dublin Investment Company, Percom Investment Company, Westlake Investment Company and Hacienda Investment Company, respectively. All lessors are partnerships.
     Each of the following individuals, unless otherwise noted, was a partner in each partnership listed in the preceding paragraphs during 1994:
Dennis G.Punches, Chairman of the Board of the Company; Neal R. Sparby, a Director, President and Chief Executive Officer of the Company; William W. Kagel, a Director and Senior Vice President-Production of the Company; Alvin W.Keeley, a Director and Senior Vice President-Marketing of the Company; and James R. Bohmann, Senior Vice President - Corporate Development of the
Company (except as to Brookfield Investment Company). James R. Bohmann and Dennis G.Punches are nominees for election as director. Neal R. Sparby, William W.Kagel and Alvin W. Keeley are current directors. The Board of Directors believes that the terms of such leases are at least as favorable to the Company as could have been obtained in arms-length negotiations with an unaffiliated lessor. The partnerships may provide certain tax benefits for the partners.

            RATIFICATION OF SELECTION OF INDEPENDENT
                      PUBLIC ACCOUNTANTS

     The audit committee of the Board of Directors of the Company has selected the public accounting firm of Arthur Andersen LLP to report on the Company's financial statements for the current year and the shareholders are being asked to ratify this selection. Arthur Andersen LLP has been the public accounting firm retained by the Company since 1969. Arthur Andersen LLP has indicated that a representative of that firm will be present at the shareholders' meeting. Such representative shall be given an opportunity to make a statement, if such representative so desires, and it is expected that such representative will be available to respond to appropriate questions presented at the meeting.

                            OTHER BUSINESS
     The Board of Directors knows of no other business to come before the meeting. In the event that any other business not known or determined at this time does come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

                            VOTING OF PROXIES
     Proxies which are signed and returned will be voted FOR the nominees named herein unless authority to vote upon the election of directors or with respect to a specific nominee is withheld. Proxies will be voted as specified by the shareholder with respect to the ratification of the selection of auditors, or if no specification is given with respect to such matter, proxies will be voted FOR such ratification.

                            SHAREHOLDER PROPOSALS
                           FOR 1996 ANNUAL MEETING
     Proposals of shareholders intended to be presented at the Company's 1996 annual meeting must be received by the Company at 180 North Executive Drive, Brookfield, Wisconsin 53005, no later than December 5, 1995 in order to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. A shareholder who desires to submit any such proposal should refer to the applicable rules and regulations of the Securities and Exchange Commission, Washington, D.C. 20549.

                            By Order of the Board of Directors
                            SUSAN MATHISON, Secretary

Brookfield, Wisconsin
March 31, 1995

                PLEASE SIGN AND DATE THE ENCLOSED PROXY
            AND MAIL PROMPTLY IN THE ACCOMPANYING ENVELOPE

                        PAYCO AMERICAN CORPORATION
                    PROXY FOR ANNUAL MEETING MAY 2, 1995

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Dennis G. Punches, Neal
R. Sparby and Susan Mathison, and each or any of them, proxies with full power of substitution, to vote all stock of Payco American Corporation, a Wisconsin corporation, which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at its offices located at 180 North Executive Drive, Brookfield, Wisconsin 53005, on Tuesday, May 2, 1995, at 3:00 p.m. and at any adjournment thereof:

     1.       ELECTION OF DIRECTORS

              FOR all nominees listed            WITHHOLD AUTHORITY
         ---- below (except as marked        ----(To vote for all
              to the contrary below)             nominees listed below)

                    JAMES R. BOHMANN, WILLIAM A. INGLEHART,
                         DENNIS G. PUNCHES, DENNIS SHEA

     (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

     -----------------------------------------------------------------
    2.        RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP AS
              AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING
              DECEMBER 31, 1995.

                          FOR      AGAINST      ABSTAIN
                    ----       ----         ----

           IF YOU SIGN AND RETURN THIS PROXY, THE SHARES REPRESENTED HEREON WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NOT OTHERWISE SPECIFIED, THE PROXY WILL
           BE VOTED FOR THE ELECTION OF DIRECTORS AS NOMINATED AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS.
           THE PROXIES WILL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The undersigned hereby acknowledges receipt of the Annual
Report of the Company for its fiscal year ended December 31, 1994, and Notice of Annual Meeting of Shareholders and Proxy Statement dated March 31, 1995.

                                 Date Signed:________________________

                                 ____________________________________
                                                      Signature

                                 ____________________________________
                                                      Signature

                                 Please sign exactly as name appears hereon.
                                 If stock is held jointly, each holder
                                 should sign.  When signing as attorney,
                                 executor, administrator, trustee, guardian, corporate officer or in any other capacity, please state in full title as such.

             PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY